EXHIBIT B

Schedule 1

Transactions in ADSs During the Past Sixty Days

Date	Nature of the Transaction	Reporting Person	Amount of Securities Purchased/Sold	Price
03/31/25	Purchase	Richard Griffiths	100,000	$ 3.46
03/28/25	Purchase	Richard Griffiths	50,000	$ 3.58
03/27/25	Purchase	Richard Griffiths	50,000	$ 3.32
03/05/25	Purchase	Richard Griffiths	22,632	$ 4.50
02/18/25	Purchase	Richard Griffiths	60,000	$ 4.85
02/13/25	Purchase	Richard Griffiths	60,000	$ 4.17
02/13/25	Purchase	Richard Griffiths	92,774	$ 4.29